Exhibit 10.4

LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of March 30, 2021 (the “Lease”)

BETWEEN:

MONARCH EQUITIES INC.

(hereinafter called the “Landlord”)

#1622, 10303 Jasper Avenue NW

Edmonton, AB T5J 3N6

Tel: 780.421.4000

Email: info@vorkrealtv.ca

-and-

ADVEN INDUSTRIES INC.

o/a “AdvEn Industries”

(hereinafter called the “Tenant”)

Unit 3, 9407 20 Ave NW,

Edmonton AB T6N1E5

Telephone: 780.395.7919

Email: info@AdvEn-lndustries.com

IN CONSIDERATION of the rent and the covenants herein contained to be performed by the Landlord and the Tenant, the parties agree as follows:

1.	LEASE

The Tenant leases from the Landlord and the Landlord leases to the Tenant the Leased Premises (as defined in Section 2 below), for the Term (as defined in Section 3 below) and upon the covenants, provisions, and conditions of this Lease.

2.	LEASED PREMISES

The Landlord is the registered owner of those lands legally described in Schedule “A” attached hereto (the “Lands”), and municipally known as Unit 300, 3615 - 11 Street, Nisku, AB T9E 1C6 and comprising: (i) Thirty-Six Thousand Eight Hundred (36,800) square feet, more or less (the “Leased Premises”); plus (ii) a fenced yard area of Five Thousand (5,000) square feet, more or less (the “Yard Area”), hereinafter (collectively, the “Floor Area of the Leased Premises”), together with the building(s) constructed on the Lands (the “Building”). The Lands and the Building and all other improvements upon the Lands are collectively referred to herein as the “Property”.

3.	TERM

To have and to hold the Leased Premises for a term (the “Term”) of Ten (10) years from June 1, 2021 (the “Commencement Date”) to May 31, 2031 (the “Expiry Date”).

4.	BASIC RENT

The Tenant shall pay without any variation, set-off, or deduction whatsoever, payable in advance on the first day of each month during the Term as follows:

For the Leased Premises based upon 36.800 square feet:

For the period from June 1, 2021 to and including May 31, 2026, the annual sum of Three Hundred Seventy Thousand Six Hundred dollars ($370,600.00), payable in equal, consecutive monthly instalments of Thirty Thousand Eight Hundred Eighty-Three dollars and Thirty-Three cents ($30,883.33) per month, based upon an annual rate of Ten dollars and Seven cents ($10.07) per square foot of the Floor Area of the Leased Premises (rounding excepted).

For the period from June 1, 2026 to and including May 31, 2031, the annual sum of Three Hundred Ninety-Eight Thousand One Hundred Seventy-Six dollars ($398,176.00), payable in equal, consecutive monthly instalments of Thirty-Three Thousand One Hundred Eighty-One dollars and Thirty-Three cents ($33,181.33) per month, based upon an annual rate of Ten dollars and Eighty-Two cents ($10.82) per square foot of the Floor Area of the Leased Premises (rounding excepted) (collectively, the “Leased Premises Basic Rent”).

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For the Yard Area based upon 5,000 square feet:

For the period from June 1, 2021 to and including May 31, 2026, the annual sum of Five Thousand Five Hundred dollars ($5,500.00), payable in equal, consecutive monthly instalments of Four Hundred Fifty-Eight dollars and Thirty-Three cents ($458.33) per month, based upon an annual rate of One dollar and Ten cents ($1.10) per square foot of the Floor Area of the Leased Premises.

For the period from June 1, 2026 to and including May 31, 2031, the annual sum of Six Thousand dollars ($6,000.00), payable in equal, consecutive monthly instalments of Five Hundred dollars ($500.00) per month, based upon an annual rate of One dollar and Twenty cents ($1.20) per square foot of the Floor Area of the Leased Premises (collectively, the “Yard Area Basic Rent”).

The Leased Premises Basic Rent and Yard Area Basic Rent are hereinafter (collectively, the “Basic Rent”). All amounts are exclusive of GST and are subject to rounding for calculation purposes. For any period of less than one (1) month, the Basic Rent payable for that period shall be calculated on a per diem basis at a rate equal to 1/365 of the Basic Rent payable for the year.

5.	ADDITIONAL RENT/PROPORTIONATE SHARE

5.1          For the purposes of this Lease “Proportionate Share” shall mean the fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the Floor Area of all leasable space of the Building (measured in the same manner as Floor Area of the Leased Premises) to which any particular expenditure applies. The Tenant shall pay, without any variation, set-off, or deduction whatsoever, its Proportionate Share of all costs, charges, and expenses of or relating to the maintenance, repair, replacement, operation, and management of the Property (collectively, the “Operating Costs”). Operating Costs include, without duplication, but are not limited to, the following:

(a)	the Tenant’s Proportionate Share of all real property, local improvement and school taxes, rates, and charges, charged, levied, or rated by any competent authority in respect of the Property and the cost of all appeals against increased assessments for the purpose of such taxes, rates, and charges;

(b)	the Tenant’s Proportionate Share of all costs, charges and expenses of owning, maintaining, operating, repairing, replacing, administering, supervising, managing, and insuring (including liability and loss of rental insurance and all deductibles payable by the Landlord) the Property including without limitation, maintenance, cleaning, operation, and replacement of the heating, ventilating and air conditioning equipment, and the cost of maintenance, repairs or replacements made by the Landlord to the Leased Premises (including, without limitation, wiring, piping, lighting and plumbing fixtures, operating equipment, sprinkler, and heating, ventilation, and air conditioning systems), excluding (i) repairs and replacements to the extent the cost is recovered by the Landlord pursuant to any construction warranties; and (ii) replacements of a capital nature as determined by generally accepted accounting principles; and (iii) structural repairs. For the purposes of this Lease, “structural repairs” shall only include repairs to the structural elements of the roof (excluding the roof membrane), perimeter load bearing walls and foundations of the Building;

(c)	the Tenant’s Proportionate Share of the cost of gas, oil, power, electricity, water, sewer, communications and any other utilities and services which are not separately metered, together with the direct cost of administering such utility services;

(d)	the Tenant’s Proportionate Share of the cost of cleaning, snow removal, litter removal, landscaping, servicing, maintaining, operating, repairing, replacing, supervising, and policing the common areas of the Property (including the parking areas) and the costs of all supplies, labour, wages, and fees relating thereto;

(e)	the Tenant’s Proportionate Share of depreciation or amortization of the costs of:

(i)            operating maintaining, replacing, modifying, and repairing the Building (including, without limitation, the exterior, roof, and equipment of the Building);

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(ii)           providing, installing, modifying, and upgrading energy conservation equipment and systems, life safety and emergency response systems, materials and procedures and telecommunication systems and equipment;

(iii)          making alterations, replacements or additions to the Building intended to reduce the costs relating to operating the Building, improving the operation of the Building and the systems, facilities and equipment serving the Building, or maintaining their operation;

if such costs have not been charged fully in the fiscal year in which they are incurred, as determined in accordance with sound accounting principles or practices as applied by the Landlord;

(f)	any value-added tax, business transfer tax, goods and services tax or similar multi-stage sales tax from time-to-time imposed by any governmental authority in Canada;

(g)	an administration fee equal to Fifteen percent (15%) of all Additional Rent payable by the Tenant pursuant to the terms of this Lease.

5.2	Operating Costs shall not include the following:

(a)	the Landlord’s debt service costs;

(b)	Landlord’s original cost of acquisition and construction of the Building and Leased Premises;

(c)	any expenditures by the Landlord that under generally accepted accounting principles are properly considered capital expenditures and which are not specifically referred to above under Section 5.1;

(d)	any cost resulting from any hazardous or toxic substance being found in the Building or Lands (excepting where caused by Tenant);

(e)	amounts collectible from other tenants in the Building or costs to lease or re-lease any premises in the Building; and

(f)	charges for insurance of any other tenant or any increase in insurance rates required as a result of the nature of the business carried on by any other tenant.

5.3          The Landlord will estimate the monthly Additional Rent payable by the Tenant for the next lease year, and the Tenant shall pay the monthly estimate of the Additional Rent on the first day of each month during the lease year concurrent with the payment of Basic Rent. The Landlord will provide the Tenant a statement of the actual Operating Costs for the previous lease year (the “Statement”) within One Hundred Twenty (120) consecutive days following the end of each lease year (for clarity, the Landlord has the right to adopt a fiscal lease year other than on a calendar basis). Within Thirty (30) consecutive days following delivery of the Statement, the Landlord or Tenant (as the case may be) will make the appropriate adjusting payment as required in the Statement. The Tenant may inspect the records kept by the Landlord relating to the Statement at the Landlord’s business office at any reasonable time upon Ten (10) consecutive days prior written notice but only so long as such notice by the Tenant is provided to the Landlord no later than Sixty (60) consecutive days following delivery of the Statement to the Tenant. In no event shall such inspection or planned inspection permit the Tenant to delay payment of Rent or Additional Rent or any other amounts owing by the Tenant to the Landlord pursuant to the terms of this Lease.

5.4          The Tenant acknowledges and agrees that it is intended that this Lease shall be a totally carefree, absolutely net Lease for the Landlord except as specifically otherwise set-out in this Lease. Except as specifically set-out in this Lease, the Landlord shall not be responsible during the Term or any extension thereof for any costs of any nature whatsoever respecting the Leased Premises and the Tenant shall pay without any variation, deduction or set-off whatsoever, all costs relating to the Leased Premises, the Operating Costs as set-out above, and any other amounts owing by the Tenant to the Landlord pursuant to the terms of this Lease (collectively the “Additional Rent”) and the Tenant covenants with the Landlord to make such payments as Rent. The term “Rent” as used in this Lease shall include all Basic Rent and Additional Rent.

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5.5           The Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value added taxes, or any other taxes imposed on the Landlord with respect to Rent payable by the Tenant to the Landlord under this Lease. Despite any other section in this Lease, the amount payable by the Tenant under this paragraph shall be deemed not to be Rent but the Landlord shall have all of the same remedies for and rights of recovery of such amounts as it has for recovery of Rent under this Lease.

6.	SECURITY DEPOSIT

Before or upon execution of this Lease, the Tenant shall provide the Landlord with a security deposit of Sixty-Seven Thousand Three Hundred Fifty-Five dollars and Forty cents ($67,355.40) (the “Security Deposit”), which Security Deposit is to be applied against: (i) the first month of Basic Rent and Additional Rent due under the Lease, which for clarity is June 2021; and (ii) the last month of Basic Rent due under the Lease. Any remaining balance is to be held, without interest, by the Landlord as security for the performance by the Tenant of its obligations under this Lease. The aforesaid sum includes goods and services tax. The Security Deposit shall be returned to the Tenant upon the expiry of this Lease, provided that the Tenant vacates the Leased Premises in good and substantial repair and condition, reasonable wear and tear excepted, by no later than the expiry date of this Lease and leaves the Leased Premises in accordance with the Tenant’s obligations under the terms of this Lease, and provided that the Tenant has paid all amounts due to the Landlord under this Lease.

7.	PERMITTED USE

The Leased Premises shall be used and occupied only for the purposes of research and development activities, plus the manufacturing of various carbon-based products from carbon-rich residues with low-carbon sustainable processes and for no other purposes whatsoever (the “Permitted Use”). The Tenant shall actively and continuously operate its business from and utilize the whole of the Leased Premises throughout the whole of the Term for such purposes in a reputable and diligent manner during the normal business hours and in accordance with rules and regulations designated or established by the Landlord from time-to-time.

8.	OVERHOLDING

If the Tenant shall continue to occupy the Leased Premises after expiration of the Term, or any extension thereof, without any further written agreement, the Tenant shall be a monthly tenant only at a monthly Rent equal to One Hundred Fifty percent (150%) of the Rent payable in the last month of the Term and on all of the same terms and conditions as are herein contained excepting as to the termination date.

9.	INTEREST AND LATE PAYMENT FEES

The Tenant shall pay to the Landlord interest on all monies and arrears at the rate of Twelve percent (12%) per annum calculated and compounded monthly not in advance. For any Rent that is in arrears Five (5) consecutive days or more, a fee of One Hundred dollars ($100.00) may be charged to the Tenant as Additional Rent for each month or months that the Rent is in arrears.

10.	DEFAULT AND REMEDIES

In the event that:

(a)	the Tenant fails to pay any Rent or any other amount owing under this Lease when due, whether or not demanded by the Landlord; or

(b)	the Tenant defaults or fails to observe or perform any of its non-financial obligations under this Lease and the Tenant fails to rectify such Default within Fifteen (15) consecutive days of receipt of written notice from the Landlord with respect thereto (unless such failure is not reasonably capable of being rectified within such Fifteen (15) consecutive day period, in which case the Tenant shall be in Default if it fails to commence rectifying the Default within such Fifteen (15) consecutive day period or fails to thereafter diligently pursue rectification to completion); or

(c)	the Tenant makes a general assignment for the benefit of creditors, becomes bankrupt or insolvent, or takes the benefit of or becomes subject to any statute that may be in force relating to bankrupt or insolvent debtors; or

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(d)	any creditor seizes or takes control of the Tenant’s property; or

(e)	the Tenant abandons or threatens to abandon the Leased Premises;

with subsections (a) through (e) above constituting an event of default (a “Default”), the Landlord, immediately and without prior notice being required, and without in any way restricting any of its other rights or remedies, may:

(i)	retain the Security Deposit and advance rent (if any) for its own use absolutely;

(ii)	terminate this Lease and re-enter into possession of the Leased Premises; and

(iii)	claim greater damages for breach of this Lease, in each of such cases without limiting any other rights or remedies available to the Landlord.

In addition to payment of the then current Rent, and without prejudice to the Landlord’s right to claim greater damages, the Rent for the next ensuing Three (3) months shall immediately become due and payable and be deemed to be in arrears upon such Default, general assignment, bankruptcy, insolvency, or other event of Default.

All costs incurred by the Landlord in consequence of any Default by the Tenant including, without limitation, reasonable legal fees and disbursements on a solicitor and client full indemnity basis, shall be paid by the Tenant.

The Tenant waives all and every benefit that could or might have accrued to the Tenant under or by virtue of any law or statute providing for an exemption from distress. The Landlord may, at the Landlord’s option, sell such goods and chattels as are seized by levy of distress, by way of private sale to the Landlord or any other party.

Distress may be levied against the goods and chattels of the Tenant wheresoever situate, and upon any other premises to which the same may have been removed, or wherever the same may be found.

All rights and remedies of the Landlord in connection with the Lease are cumulative and, where applicable, shall survive the early termination of this Lease or the expiration of the Term of this Lease.

All monies payable under this Lease shall be deemed to be Rent and collectible as such.

11.	LANDLORD’S INSURANCE

The Landlord covenants and agrees to place and maintain, with respect to the Property:

(a)	Replacement Cost Insurance on the Building and leasehold improvements comprising the Property, subject to such deductions and exceptions as the Landlord may determine;

(b)	Rent Interruption Insurance in amounts such as would be carried by a prudent owner of similar property;

(c)	Commercial General Liability Insurance written on a comprehensive basis in an amount as would be carried by a prudent owner of similar property; and

(d)	Any and all other insurance required by the Landlord that a prudent owner of similar property would carry.

Notwithstanding the foregoing, the Landlord shall not be required to acquire or maintain any insurance with respect to any loss, injury, or damage against which the Tenant is required to insure pursuant to this Lease.

Notwithstanding any contribution by the Tenant to the Landlord’s insurance placed pursuant to this Lease, no insurable interest is conferred upon the Tenant under any policies carried by the Landlord.

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12.	TENANT INSURANCE

During the Term of this Lease, the Tenant shall acquire and maintain Commercial General Liability Insurance for not less than Five Million dollars ($5,000,000.00); All Risk Property Insurance, on a replacement cost basis on all of the Tenant’s trade fixtures; Business Interruption Insurance; Tenant’s Legal Liability Insurance (Broad Form); Boiler and Machinery Insurance (if applicable); Environmental Damage Insurance.

The Tenant’s policies of insurance set-out above shall contain the following:

(a)	provisions that the Landlord is protected notwithstanding any act, neglect or misrepresentation of the Tenant which might otherwise result in the avoidance of claim under such policies, and further that such policies shall not be affected or invalidated by any act, omission, or negligence of any third party which is not within the knowledge or control of any insured(s);

(b)	provisions that such policies and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by the Landlord, that any coverage carried by the Landlord may only be called upon on a difference in conditions or excess coverage basis, and that any such Landlord coverage shall inure to the sole benefit of the Landlord;

(c)	provisions that all of the Tenant’s insurance as specified above shall provide for waiver of all insurer’s rights of subrogation as against the Landlord and the Landlord’s mortgagee and shall name the Landlord and the Landlord’s mortgagee as an additional insured;

(d)	provisions that all policies of insurance carried by the Tenant shall not be cancelled or materially changed without the insurer or the Tenant providing the Landlord Thirty (30) consecutive days written notice stating when such cancellation shall become effective.

The Tenant shall further during the whole of the Term, and any extension thereof, maintain such other insurance in such amounts and in such sums as a Tenant acting reasonably shall purchase, or as the Landlord or the Landlord’s mortgagees may reasonably determine from time-to-time. Evidence satisfactory to the Landlord of all such policies of insurance required to be obtained by the Tenant pursuant to this section shall be provided to the Landlord prior to the commencement of the Term, and the Tenant shall provide written evidence of the continuation of such policies not less than Ten (10) consecutive days prior to their respective expiration dates, and, in the absence of said satisfactory evidence of such coverage being provided, the Landlord may, but will not be obligated to, provide for the purchase of such insurance, the cost of which will be borne exclusively by the Tenant.

For certainty, in the event of any damage to the Building, or any part thereof, caused by the negligence or wilful act of the Tenant or anyone for whom the Tenant is at law responsible, the Tenant’s legal liability insurance will be required to cover all costs relating to such damage. In the event that any such damage exceeds the value of the Tenant’s legal liability insurance coverage and the Landlord’s insurance is required to cover the balance, the Tenant will be responsible for paying the Landlord’s insurance deductible(s) relating to such damage and any increase in the Landlord’s insurance premiums relating to such damage.

13.	INDEMNIFICATION

The Tenant hereby indemnifies and holds the Landlord harmless from and against any and all claims, demands, liabilities, and expenses, including reasonable legal fees on a solicitor and client full indemnity basis, arising from the Tenant’s use of the Leased Premises or from any act permitted, or any omission to act, in or about the Leased Premises or the Property by the Tenant or its agents, employees, contractors, invitees or those for whom it is responsible in law, or from any breach or Default by the Tenant of this Lease, except to the extent caused by the Landlord’s act or omission. In the event that any action or proceeding shall be brought against the Landlord by reason of any such claim, the Tenant shall defend the same at the Tenant’s sole expense by counsel reasonably satisfactory to the Landlord.

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14.	REPAIR

(a)	The Tenant shall at all times at its sole cost and expense keep or cause to be kept in good and substantial repair, order and condition, the whole of the Leased Premises, including, without limitation, all leasehold improvements, equipment, trade fixtures, fixtures and other facilities (including, without limitation, all wiring, piping, lighting and plumbing fixtures, operating equipment, sprinkler and heating, ventilation, and air conditioning systems) located on, in, under, above, or which directly serve the Leased Premises, and at the expiry or sooner termination of this Lease, the Tenant will peaceably surrender the Leased Premises in good and substantial repair and condition, reasonable wear and tear excepted. During the Term of this Lease the Tenant will complete and effect all necessary replacements, repairs (excepting structural repairs), and maintenance in relation to the Leased Premises no matter the cause or reason giving rise to the need to complete repairs, negligence by the Landlord or its agents excepted. The Tenant will permit the Landlord and its agents or employees at any time, and on reasonable notice, to enter the Leased Premises for purposes of repair, renovation, or maintenance, which are the responsibility of the Landlord or can be completed by the Landlord, at its option, pursuant to the terms of this Lease.

(b)	If the Landlord determines, acting reasonably, that the Tenant is not adequately maintaining the Leased Premises in accordance with the provision set-out above, then the Landlord may give the Tenant written notice of its intention to attend to such maintenance or repairs as necessary, and upon completion of such maintenance or repairs, the Tenant shall pay the Landlord’s cost incurred plus Fifteen percent (15%) of the Landlord’s costs for overhead and supervision, all as Additional Rent.

(c)	All leasehold improvements when installed, whether installed before or after the Tenant takes possession of the Leased Premises, in or on the Leased Premises become the property of the Landlord, without compensation to the Tenant. Notwithstanding the foregoing, and notwithstanding that the Landlord insures the leasehold improvements, the Tenant shall be exclusively responsible for the repair, replacement, operation, and maintenance of the leasehold improvements. Unless the Landlord specifically requires the Tenant to remove, the Tenant shall not remove any leasehold improvements from the Leased Premises. At the end of the Term, or any extension thereof, the Tenant will, at its expense, remove the leasehold improvements that the Landlord has specifically required the Tenant to remove. The Tenant shall make good any damage caused to the Leased Premises or the Building by such installation or removal of the leasehold improvements, and the Tenant shall restore the Leased Premises to a condition of good and substantial repair.

(d)	At the end of the Term, or any renewal thereof, the Tenant will, at its expense, remove all furniture, furnishings, equipment (the “FFE”), and trade fixtures and make good any damage caused to the Leased Premises by such installation or removal, and restore the Leased Premises to a condition of good and substantial repair. If the Tenant does not remove any leasehold improvements, as required by the Landlord, or remove its FFE, the Landlord may, without liability on its part, without notice to the Tenant, enter the Leased Premises, and remove such items at the Tenant’s expense, plus an administration charge of Fifteen percent (15%) of such amount, to be paid as Additional Rent.

(e)	At its sole cost, the Tenant shall undertake and complete all necessary repairs or replacements required to the Leased Premises, or the Property, as a result of damage occasioned to the Leased Premises, or the Property, by virtue of any break- in or attempted break-in to the Leased Premises.

(f)	The Tenant agrees to obtain the prior written approval of the Landlord prior to any work being completed in the Leased Premises.

15.	SIGNAGE

The Tenant shall not erect, affix, install or maintain any signs, lettering, identification or any promotional or other written materials on the exterior of the Leased Premises, or within the Leased Premises if visible from the exterior of the Leased Premises (the “Signage”), without the prior written approval of the Landlord, such approval not to be unreasonably withheld, or delayed and such Signage must comply with building standards and with all municipal requirements. The Tenant shall be solely responsible for maintaining and repairing the Signage and for making good any such damage caused by the removal of the Signage at the expiry or earlier termination of this Lease.

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16.	REGISTRATION AND ESTOPPEL CERTIFICATE

(a)	The Tenant shall have the right to register a caveat respecting this Lease but not disclosing the Rent or other monetary provisions in the appropriate Land Titles Office but shall not be entitled to file or register this Lease. If the Tenant registers a caveat, the Tenant shall forthwith upon the request of the Landlord execute and deliver to the Landlord such partial discharges, consents, and plans as may be requested by the Landlord from time-to-time. If requested by the Landlord, the Tenant will sign, within Five (5) consecutive days of a request to do so by the Landlord, the “Tenant’s Estoppel Certificate” in the form, or similar form, as set forth in Schedule “B”.

(b)	The Tenant shall not under any circumstances permit any lien, writ, caveat, encumbrance or other charge (except for a lease caveat as set-out in Section 16(a) above) to be filed against the title to the Leased Premises or the Lands and in the event of the filing of such lien, writ, caveat, encumbrance or other charge, the Tenant shall forthwith, at the Tenant’s sole cost and expense, cause the same to be discharged from the title at the land titles office immediately upon demand to do so by the Landlord.

17.	ALTERATIONS TO LEASED PREMISES

The Tenant acknowledges that the Leased Premises are accepted “as-is, where-is” and all improvements are the responsibility of the Tenant.

18.	SUBORDINATION

This Lease and any caveat which Tenant may file pursuant to Section 16 hereof relating thereto) shall be subordinate to every mortgage that now or at any time affects the Leased Premises. Following request from the Tenant, the Landlord will use reasonable commercial efforts to provide from the Landlord’s mortgagee(s) non-disturbance agreement(s) (in the standard form required by the mortgagee(s)) in favour of the Tenant confirming that the Tenant’s rights pursuant to this Lease will be honoured, providing the Tenant is not in Default under the terms of this Lease. The Tenant shall be responsible for any legal fees incurred by Landlord, respecting such non-disturbance agreement(s).

19.	ASSIGNMENT

Neither this Lease, nor the Leased Premises, nor control or shares of the Tenant (if a corporation) shall be assigned, transferred, sublet or changed, nor shall anyone other than the Tenant be permitted to occupy the Leased Premises, in whole or in part, by any means whatsoever including, without limitation, operation of law (each of which act is hereinafter referred to as a “Transfer”), without the Landlord’s prior written consent/approval, such consent/approval not to be unreasonably withheld.

Notwithstanding the foregoing, the Tenant will not require the Landlord’s consent to a Transfer in the following circumstances:

(a)	an assignment of this Lease or a subletting of the whole of the Leased Premises to a parent, subsidiary, or affiliate of the Tenant; or

b)	an assignment, sublet or transfer in connection with a merger, reorganization, or sale of a majority of the assets or share stock of Tenant or Tenant’s parent company

(hereafter, collectively a “Pre-Approved Transfer”).

Prior to affecting any Pre-Approved Transfer, the Tenant shall provide the Landlord with at least Fourteen (14) consecutive days prior written notice of the proposed Pre-Approved Transfer as well as the name of the name of the transferee.

In the event of an approved Transfer or Pre-Approved Transfer by which the Tenant receives a rent in the form of cash, goods, or services from the transferee, which is greater than the Rent payable hereunder to the Landlord, the Tenant will pay any such excess to the Landlord in addition to all Rent payable under this Lease, and such excess Rent shall be deemed to be further Rent payable hereunder.

In the event of an approved Transfer or Pre-Approved Transfer, the Tenant shall not be relieved of any obligation under this Lease. Any attempted Transfer by the Tenant in violation of the terms and covenants of this section shall be void. The Tenant and the transferee shall execute all documents and acknowledgments in such form and content as may be required by the Landlord in relation to any approved Transfer or Pre-Approved Transfer. The Tenant shall be responsible for all of the expenses incurred by the Landlord in connection with the Landlord’s review of any request for consent to a Transfer.

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20.	UNAVOIDABLE DELAY

In the event the Landlord is delayed in performance of its obligations hereunder by reason of causes beyond its control (the “Unavoidable Delay”), the Landlord will provide the Tenant with written notice (the “Notice of Delay”) of such Unavoidable Delay, and to the best of the Landlord’s knowledge, such Notice of Delay will include the revised estimated completion date and the time for performance shall be extended accordingly. If the Landlord has any obligation to complete Tenant improvements, it shall not be responsible for any delay in construction due to Unavoidable Delay.

21.	ENVIRONMENTAL WARRANTY

The Tenant is liable to the Landlord for the release of any hazardous materials, substances, contaminants, pollutants, toxic gases or wastes (hereinafter referred to as “Pollutants”) which were caused by the Tenant or anyone for whom the Tenant is at law responsible following the full execution of this Lease which occurs on the Leased Premises and or the Property, and which might impair the quality of air, land or water, affect human health, or damage any plant, animal life, land, building or structure or which is otherwise in contravention of any environmental law. The Landlord and the Tenant agree that the Tenant shall not be responsible for any pre-existing Pollutants within the Lease Premises prior to the full execution of this Lease. The Tenant covenants and agrees to ensure that all uses and activities on the Leased Premises are in compliance with all current and all future federal, provincial, and municipal laws and regulations, and/or any permits or authorizations granted thereunder. Without limiting the generality of the foregoing, the Tenant shall ensure compliance with all federal, provincial, and municipal environmental, health and safety laws. Any breaches of environmental or health and safety laws, past, present, or future, and any breaches of the Tenant’s covenants herein, shall be resolved expeditiously by the Tenant to the Landlord’s satisfaction. If the Tenant fails to resolve such breaches to the Landlord’s satisfaction, the Landlord may rectify such breaches in its sole option. All expenses incurred by the Landlord, including reasonable legal expenses on a solicitor and client full indemnity basis and the costs of environmental tests, audits, reviews, remediation, and an administration fee in the amount of Fifteen percent (15%) of the aggregate of all such costs, shall be paid by the Tenant forthwith on demand and shall be collectible by the Landlord from the Tenant as Additional Rent. Except in the event of an emergency, either real or perceived, it is understood and agreed that upon the provision of reasonable, prior written notice to the Tenant, the Landlord and/or its agent(s), including consultants, have the ongoing right to enter upon the Leased Premises, from time-to-time, so that it may carry out such environmental tests, audits and reviews as the Landlord considers necessary.

The Tenant shall promptly notify the Landlord in writing of any release of any Pollutants or any other occurrence or condition at the Leased Premises which could contaminate the Leased Premises or subject the Landlord or the Tenant to any fines, penalties, orders, investigations, or proceedings under any federal, provincial, and municipal environmental, health and safety laws.

On the expiry or earlier termination of this Lease or at any time if required by any governmental authority pursuant to any federal, provincial and municipal environmental, health and safety laws, the Tenant shall remove from the Leased Premises all Pollutants released by the Tenant or any person for whom the Tenant is responsible for at law before or after the commencement of the Term, and the Tenant shall remediate any contamination of the Leased Premises or any adjacent properties or roads resulting from Pollutants, in either case, brought onto, used or released from the Leased Premises by the Tenant or any person for whom it is in law responsible before the commencement of the Term or during the Term of this Lease. The Tenant shall use a qualified environmental consultant to perform the remediation. The Tenant shall, at its own cost, obtain such approvals and certificates in respect of the remediation as are required under all federal, provincial, and municipal environmental, health and safety laws to evidence completion of the remediation satisfactory to the applicable governmental authority having jurisdiction. All such Pollutants shall remain the property of the Tenant, notwithstanding any rule of law or other provision of this Lease to the contrary and notwithstanding the degree of their affixation to the Leased Premises.

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The Tenant shall indemnify the Landlord and its directors, officers, shareholders, employees, agents, successors and assigns, from any and all liabilities, actions, damages, claims, remediation, cost recovery claims, losses, costs, orders, fines, penalties and expenses whatsoever (including all consulting and reasonable legal costs on a solicitor and client full indemnity basis and the cost of remediation of the Leased Premises and any adjacent properties and roads) arising from or in connection with any breach or non-compliance by the Tenant with the provisions in this Section 21.

The obligation of the Tenant to undertake clean-ups, to make repairs, obtain approvals and certificates, indemnify the Landlord or otherwise comply with the obligations under this Section 21 shall survive the expiry or earlier termination of this Lease.

22.	NOTICE

All notices which may be given under the provisions of this Agreement will be in writing (a “Notice”), given pursuant to the Lease must be delivered by hand or email to the Landlord at the address set-out on page 1 of the Lease, and to the Tenant at the Leased Premises or the address set-out on page 1 of the Lease, or to such other address or email as the parties may direct in writing. Notice will be deemed to have been received immediately when hand delivered or transmitted via email, or if mailed, upon the Fifth (5th) business day following the date the Notice is mailed.

23.	DESTRUCTION

In the event the Building is totally or partially destroyed by fire or other casualty, the Landlord, at its sole option, may terminate this Lease by notice in writing to the Tenant whereupon the Tenant shall immediately surrender the Leased Premises and all its interest therein to the Landlord. In the event the Landlord does not elect to terminate this Lease, the Landlord covenants to repair and restore the Leased Premises, provided that the Landlord shall only be required to repair and restore the Leased Premises to a condition similar to the condition the Leased Premises were in at the commencement of the Term and the Tenant shall be responsible to repair and restore all of the leasehold improvements to the condition they existed at the time of such destruction and to repair and restore all of the Tenant’s trade fixtures, equipment, decorations or any other work done by the Tenant in the Leased Premises after the commencement of the Term. If the Leased Premises is rendered wholly unusable (as certified by the Landlord), then Rent shall abate for such period of time as the Leased Premises is unusable.

The Tenant agrees that in the event of damage or destruction to the Leased Premises or any part thereof covered by insurance carried by the Tenant, the Tenant shall use the proceeds of any such insurance for the purpose of repairing or restoring such damage or destruction, including the leasehold improvements. Provided however, in the event of damage to or destruction of the Leased Premises or the Building entitling the Landlord to terminate this Lease as set-out above, then, if the Leased Premises or any part thereof have been damaged or destroyed, the Tenant shall pay to the Landlord, or irrevocably assign to the Landlord, all of the Tenant’s insurance proceeds relating to any leasehold improvements in the Leased Premises and if the Leased Premises have not been damaged or destroyed, the terms of Section 14 shall apply in relation to the delivery or removal of the leasehold improvements, in the Landlord’s discretion.

24.	REPRESENTATIONS

There are no representations or warranties made by the Landlord in any way related to this Lease, except those set forth herein.

25.	GOVERNING LAWS

This Lease and any rules and regulations adopted hereunder shall be governed by the laws of the Province of Alberta.

26.	ATTACHMENTS

The attached Schedules “A”, “B”, “C”, and “D” special clauses, riders, and appendices (if any) are all included and form part of this Lease. All of the terms and provisions contained in Schedule “C” shall be read in conjunction with the provisions of this Lease; however, in the event of any conflict between the terms of this Lease and anything set-out in Schedule “C”, the terms and conditions in Schedule “C” shall prevail and supersede such conflicting provisions in this Lease only to the extent of such conflict.

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27.	CONFIDENTIALITY

The Tenant shall not disclose to any person, firm, partnership, corporation, or other legal entity, including any combination of them, the financial or any other terms of this Lease, except to its professional advisers, consultants, and auditors, if any, and except as required by law.

28.	QUIET ENJOYMENT

Provided the Tenant duly, regularly, and punctually makes all payments of Rent and any other payments required to be made and paid under this Lease and has not defaulted and is not in Default under any of the terms of this Lease, the Tenant shall and may peaceably possess and enjoy the Leased Premises for the Term without any interruption or disturbance from the Landlord.

29.	SALE BY LANDLORD

Should the Landlord convey or assign its interest in the Leased Premises or otherwise divest itself of its interest in the Leased Premises it shall be relieved of all obligations under this Lease.

30.	TIME OF THE ESSENCE

Time shall be of the essence of this Lease, save as herein otherwise specified.

31.	EXECUTION

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties adopt any signatures received electronically as original signatures of the parties.

IN WITNESS WHEREOF, the Landlord and the Tenant have duly executed this Lease Agreement as of the date first written above by the hands of their duly authorized officers.

MONARCH EQUITIES INC.
(Landlord)

Per:
Name:
Title:

I have authority to bind the corporation.

ADVEN INDUSTRIES INC.
(Tenant)

Per:	/s/ Yanguang Yuan
Name: Yanguang Yuan
Title: CEO

Per:
Name:
Title:

I/We have authority to bind the corporation.

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SCHEDULE “A”

LEGAL DESCRIPTION OF LANDS AND PLAN OF LEASED PREMISES

PLAN: 192 3012, BLOCK: 7, LOT: 3

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SCHEDULE “B”

TENANT’S ESTOPPEL CERTIFICATE

THE UNDERSIGNED, the Tenant in the Lease Agreement made between _______ as Landlord and the undersigned as Tenant dated the ____ day of ____, ____ (the “Lease”) certifies to ___________

1.       That the Tenant’s obligation to pay Rent pursuant to the Lease commenced on _____________ and expires on _____________.

2.       That the Lease has not been altered or amended since the time of execution and is in full force and effect in accordance with its original terms.

3.       That the Leased Premises, measured as provided in the Lease, actually comprise an area of ______ square feet, more or less. For the period of _________ _____, ____ to ________, _______, the Basic Rent due pursuant to the Lease is $______ per annum ($______ per square foot). For the period commencing the _____ day of _______, ________, the Basic Rent reserved pursuant to the lease is $_________ per annum ($_____ per square foot).

4.       The Tenant is in possession of the Leased Premises.

5.       That the Lease requires that all expenses relating to the Leased Premises be paid by the Tenant and the Tenant is paying Basic Rent and all charges including without limitation the Additional Rent required to be paid pursuant to the Lease.

6.       The amount of prepaid rent or security deposit held by the Landlord is ______.

7.       That the Landlord has fulfilled its obligations under the Lease to the date hereof and the undersigned has no outstanding claims of any nature against the Landlord with respect to the Lease.

8.       That there is no right of set-off against the Landlord in respect of the Lease or the rents payable by the Tenant thereunder.

9.       That there is no credit of any nature in favour of the undersigned in respect of the Lease or money due to the undersigned from the Landlord in respect of the Lease, other than prepaid rent, if applicable, as outlined in paragraph 6 above.

10.     That the Leased Premises leased to the undersigned pursuant to the Lease are in accordance with the Lease and the rent specified thereunder to be paid by the undersigned for the balance of the term of the Lease is payable in accordance with the terms of the Lease and the covenants and agreements under the Lease of the undersigned to the Landlord are all in full force and effect and will be fulfilled by the undersigned during the balance of the term of the Lease.

DATED at the City of ___________________, in the Province/State of ______________,this _____ ___ day of ________________. 20_____.

ADVEN INDUSTRIES INC.

Per:
Name:
Title:

I have authority to bind the corporation.

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SCHEDULE “C”

ADDITIONAL CLAUSES

(a)	PRE-AUTHORIZED DEBIT

The Tenant will participate in the Landlord’s pre-authorized payment plan (the “PAD Payment Plan”), whereby the Landlord will be authorized to debit the Tenant’s bank account for Rent payable on the first day of each month (unless specified otherwise in the Lease) on a monthly basis. Accordingly, the Tenant will complete and deliver the Landlord’s confidential pre-authorized debit form (the “PAD Form”) as provided by the Landlord upon execution of this Agreement.

(b)	OPTION TO EXTEND

In consideration of the payment of Rent and other charges and provided the Tenant is not in default under this Lease at the date of exercise of the option hereby granted and provided the Tenant has not been in default under this Lease during the Term, or subsequent Extension Term, as the case may be, the Landlord grants to the Tenant an option to extend this Lease for Two (2) further terms of Five (5) years (collectively, the “Extension Terms”) commencing on the expiration of the initial Term on the same terms and conditions as are herein contained, excluding any provisions for free rent, bonuses, leasehold improvement allowances, signing inducements, Basic Rent, and this option to extend. The Tenant shall provide the Landlord with written notice of its intention to extend no later than Six (6) months prior to the expiration of the initial Term or subsequent Extension Term, as the case may be, failing which, the option to extend shall be null and void. The Basic Rent payable during the Extension Terms shall be the then current fair market rental for comparable premises similar to the Leased Premises, taking into account the location, size, configuration, level of improvement, and Permitted Use of the Leased Premises, as agreed between the Landlord and the Tenant, or failing such agreement, as determined by arbitration, pursuant to the terms of the Arbitrations Act of Alberta.

(c)	LANDLORDS WORK

On or before the Commencement Date, the Landlord will commence the work as more particularly detailed in Schedule “D” attached hereto, at their sole cost and expense (the “Landlord’s Work”), upon receipt of written proof from the Tenant that the Permitted Use of the Leased Premises, defined herein, has been approved by the County of Leduc (the “County of Leduc Approval”). Upon completion of the Landlord’s Work, as contemplated herein, the Landlord and the Tenant will arrange to conduct an inspection (the “Inspection”) of the Leased Premises prior to the Commencement Date, defined herein. Such Inspection shall be for the purposes of confirming that the Landlord’s Work has been completed pursuant to the provisions of Schedule “D” herein.

(d)	TENANT’S WORK

The Tenant agrees to accept the Leased Premises in an “as-is, where-is” condition, except for that Landlord’s Work detailed in Item (d) herein, and will be responsible for the coordination, construction and cost of any improvements or modifications to the Leased Premises (the “Tenant’s Work”). The Tenant will be responsible for obtaining all necessary approvals, including zoning, development and business permits for the Tenant’s Work and the Permitted Use of the Leased Premises. The Tenant shall submit all permit applications and plans to the Landlord for its written approval prior to the submission of all permits to the governing authorities. Copies of such permits must be secured and provided for the Landlord’s written approval prior to the commencement of the Tenant’s Work.

(e)	FREE RENT PERIOD

Provided this Agreement is fully executed, and the Landlord has received proof of satisfactory Tenant’s Insurance, the Landlord shall provide the Tenant with use of the Leased Premises free of Basic Rent for Eight (8) months of the Term, to be specifically applied against Basic Rent due in the months of June 2021, July 2021, August 2021, September 2021, October 2021, November 2021, December 2021, and January 2022 (the “Free Rent Period”). During the Free Rent Period, Additional Rent and the cost of all utilities consumed within the Leased Premises, and any other fees or charges due under the Lease, shall continue to apply.

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(f)	OPTION TO TERMINATE

Provided the Tenant is not then, and has not been in default of its covenants and obligations under the Lease, the Tenant shall have a One (1) time option to terminate this Lease (the “Option to Terminate”) on the following conditions: (i) the Option to Terminate shall only be exercised effective on May 31, 2026 (the “Early Termination Date”), by providing the Landlord with written notice of termination by no later than November, 2025 (the “Termination Notice”); (ii) concurrently with delivery by the Tenant of the Termination Notice, the Tenant shall pay to the Landlord a termination fee equal to: (a) the unamortized real estate commissions paid by the Landlord in respect of this Lease; and (b) the unamortized portion of the Free Basic Rent; and (c) an amount equal to Three (3) months of Basic Rent and Additional Rent then due under the Lease, (collectively, the “Termination Fee”), plus GST.

The Tenant shall continue to be bound by and comply with all the Tenant’s obligations under the Lease from and after the delivery of the Termination Notice until the Early Termination Date. If the Termination Notice is not delivered on or before the Early Termination Date, or if any of the above conditions have not been met in the manner and/or within the timelines provided herein, this Option to Terminate shall expire and be of no further force or effect and the Tenant shall not have any further right to terminate the Lease.

(g)	SIGNAGE

Notwithstanding anything to the contrary in Section 15 of this Lease, the Tenant shall be permitted to install Signage (defined herein) on the front and rear exterior of the Leased Premises at the Tenant’s sole cost and expense. All Signage shall be subject to the Landlord’s standard signage criteria and prior written approval, not to be unreasonably withheld or delayed and such Signage shall meet all municipal by-laws and guidelines.

(h)	PARKING

The Tenant will be permitted exclusive access to those parking stalls located directly in front of the Leased Premises and shall be provided, at no charge, with non-exclusive access and use of the non-reserved parking stalls on the Property on a first-come, first-served basis (the “Parking”). The Landlord is not responsible for the Parking of any vehicles or for damages to any vehicles or personal property parked upon the Property.

(i)	JOINT FIXTURING PERIOD

Provided the Lease is fully executed, the Security Deposit is received in full, and the Landlord has received proof of satisfactory Tenant Insurance, the Landlord shall grant the Tenant access to the Leased Premises for the purposes of fixturing, subject to the Landlord’s approval (not to be unreasonably withheld), on April 1, 2021 until May 31, 2021, (the “Joint Fixturing Period”). During the Joint Fixturing Period, the Landlord and its’ contractors will be working jointly in the space with the Tenant and its’ contractors. The Tenant will abide by any site rules and regulations in-place, as required by the Landlord and its’ contractors, and shall make appropriate plans so as not to interfere with the Landlord’s completion of its’ Landlord’s Work, as defined in Item (d) herein. During the Joint Fixturing Period, the Tenant shall be subject to all terms and conditions of this Lease, save and except that the Tenant shall not be obligated to pay Basic Rent or Additional Rent. However, the Tenant shall be responsible for charges for utilities consumed within the Leased Premises.

(j)	RIGHT OF FIRST REFUSAL

Provided the Tenant: (i) pays the Rent as and when due and performs the terms and covenants in this Lease; (ii) the Tenant, or a Permitted Transferee, defined herein, is itself in occupation of and conducting its business in the whole of the Leased Premises in accordance with the terms of this Lease; (iii) and is not in default hereunder, the Tenant shall have the right of first refusal (the “ROFR”) to lease any available premises within the Building (the “Refusal Premises”), all subject to prior rights of first refusal of other tenants in the Building. In the event any Refusal Premises becomes available for lease at any time during the Term, the Landlord will not lease or accept any bona fide offer to lease the Refusal Premises without first notifying the Tenant in writing that the Refusal Premises are available to be leased.

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The Tenant shall have a period of: (i) five (5) days within which it shall enter into negotiations with the Landlord for the Refusal Premises; and (ii) ten (10) days within which it shall complete and deliver to the Landlord a written offer (the “Offer”) for the Refusal Premises. If the Tenant does not exercise this ROFR in the time and manner aforementioned, or having delivered the Offer to the Landlord, the Landlord does not accept same, then the Landlord may proceed to lease the Refusal Premises to any third- party and thereafter this ROFR shall be null and void and of no further force and effect and the Landlord shall be released from any further obligation to the Tenant in respect of same. In no event will the rental rate for the Refusal Premises be less than the Basic Rent for the Leased Premises at the time the Tenant exercises this ROFR. The Landlord shall prepare a lease amending agreement for the Refusal Premises and the Tenant agrees to execute same prior to the commencement of the term for the Refusal Premises.

(k)	ABOVEGROUND STORAGE TANKS

Only if single-walled aboveground storage tanks (the “AST”) are to be installed on behalf of the Tenant or will be used by the Tenant in the Leased Premises or the Property, shall this Item (k) apply to the Tenant. Upon receiving the prior written consent of the Landlord, which consent may be arbitrarily withheld, the Tenant may install single-walled AST’s in the Leased Premises or Property, which are necessary to conduct its business in the Leased Premises, provided the Tenant undertakes, at its sole cost, to comply with all of the following terms and conditions:

(i)	Notwithstanding all terms and conditions contained in subsections (i) thru (ix) herein, all activities for the AST’s must be done in strict adherence with Directive 055: Storage Requirements for the Upstream Petroleum Industry (the “Directive 055”), issued by the Alberta Energy Regulator (the “AER”), and more particularly detailed in Section 5 of Directive 055, Requirement for Aboveground Storage Tanks.

(ii)	Pursuant to Section 12 of this Lease, acquire and maintain valid Environmental Damage Insurance coverage.

(iii)	Prior to installation, provide the Landlord with a full, written description of any and all single-walled AST’s, including, but not limited to, the construction of the tanks, age of the tanks. The Tenant has advised the Landlord that there are Two (2) AST’s to be installed on the Property, as more particularly detailed in Schedule “E” attached hereto. Each AST measures approximately Four (4) meters in height and Three (3) meters in width. The containment area for the AST’s is approximately Eight Hundred (800) square feet +/-, and that the AST’s will be placed an approximate distance of Twenty (20’) feet away from the doors to the Leased Premises.

(iv)	Pursuant to stipulated Section 5.3.2.2. of Directive 055, Leak Detection, for leak detection systems on AST’s, as such is defined herein, the following shall apply: (a) incorporation of a layer of porous material, such as sand, over the liner and underneath the AST to provide protection to the liner and to allow any leakage to move preferentially through the porous material to a collection area within the diked area; and (b) monthly visual inspections of AST’s and the surfaces of the diked area for evidence of potential problems, damage, or leakage. Any spills or leaks shall be remediated immediately and reported, if required (pursuant to AER regulation IL 98-1, a Memorandum of Understanding between Alberta Environmental Protection and the Alberta Energy Utilities Board regarding coordination of release notification requirements and subsequent regulatory response) and corrective action must be initiated, as required. All abnormal circumstances and corrective actions must be fully documented by the Tenant and made available to the Landlord upon request.

(v)	Pursuant to Section 5.3.2.1. in Directive 055, Secondary Containment, have secondary containment in place for all single-walled AST’s, and ensure that the fill- spouts of all AST’s are protected by drip-pads or some other means to prevent spillage into the environment.

(vi)	Comply with all applicable environmental laws and all provincial and federal legislation, guidelines, and regulations with respect to single-walled AST’s, including, but not limited to, their design, installation, operation, testing and removal, maintain records with regards to such operation and testing, and provide the Landlord with written confirmation of such compliance, if requested.

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(vii)	Provide the Landlord annually, and at any other time during the Term, upon the request of the Landlord, the Landlord acting reasonably, including, without limitation, tank and line tightness tests and product/inventory reconciliation and calculation records, with regards to any AST’s and associated equipment, including piping. In the event such tests and/or records show or indicate a loss or failure, the Tenant shall rectify the cause of such loss or failure at its sole cost and expense forthwith and provide proof of such rectification to the Landlord.

(viii)	In the event of any spill, leak, or unreconciled product loss from the AST which is greater than Five (5) litres, to immediately notify the Landlord of such incident.

(ix)	In the event of any spill, leak, or unreconciled product loss from any AST, remove, decontaminate, dispose of, or replace the affected tanks, associated equipment, contents, and any substance contaminated by same, all in compliance with applicable environmental laws and all federal and provincial legislation, regulations and guidelines respecting AST’s.

Notwithstanding the foregoing, the Tenant agrees to design and procure all AST’s to the highest available standard, so as to minimize discharge or leak of any product contained within the AST’s into the environment, including the Leased Premises or the Property. The AST’s are to be situated in a location to be mutually agreed-upon between the Landlord and the Tenant, all parties agreeing to act reasonably and in good faith.

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SCHEDULE “D”

SCOPE OF WORK

Building(s) & Site Dimensions:

Site

•	Monarch Industrial Park - Building 2
•	Nisku, Alberta

Building

•	Main Floor Office 1,900 SQFT
•	Second Floor Office 3,800 SOFT
•	Lab (open main floor) 1,900 SOFT
•	Office Layout per York preliminary drawing dated 2021-01-13.

General Scope and Description:

Site & Building Earthwork

•	Supply and compact 150 mm radon rock and poly on existing compacted granular structure for under-slab granular and radon system for office and lab space

Foundations & Slabs

•	15 Screw piles for second floor structure
•	Steel columns and beam line on gridline G’ & H for second floor structure (rated at 100 lbs/ft)
•	Hollow core (10”) second floor structure
•	New 8” slab on grade structure in office area to match existing building specification.
•	New 8” slab on grade structure in warehouse area to match existing building specification (base building slab poured by base building contractor)

Structure & Misc. Steel

•	Steel superstructure to be column & beams at 12’ top of second floor slab (hollow core structure on top of steel)
•	All steel to be an SP3 finish c/w standard grey shop primer.
•	Roof opening (RTUs & exhaust fan) supports.

Exterior Walls, Demising & Interior Walls, Windows, and Doors

•	Removal of existing precast panel(s) for new glazing on East elevation
•	Exterior windows and doors (dependent on NECB review);
o	Kawneer system 1 series clear anodized curtain wall (or equivalent)
o	6mm gray SB60 Low E glass sealed units, 6mm H.S standard colour spandrel glass with galvalume back pans.
o	Kawneer 190 narrow stile series doors c/w standard commercial hardware
•	2 Flour fire rated demising wall (for base building requirement) on gridline 8.
•	2 Flour fire-rated wall separating warehouse and office space along gridline G.
•	Interior office walls Drywall steel stud framing
•	All interior doors, frames, and exterior exposed steel to be painted (1) coat prime and (2) coats finish.
•	Interior door slabs to be paint grade wood.

Interior Finishes

•	Flooring - Carpet tile in all office spaces, LVT in lunchroom and washrooms and 12x24 ceramic tile in entry vestibule (owner to select from standard colour choices)
•	Millwork - Lunchroom with uppers and lowers with laminate countertops. Vanity countertops in washrooms (BF as required by code on main floor). Reception desk with plastic laminate finish
•	Ceiling to be standard ceiling grid and tile system to match adjacent tenant space. Drywall ceilings in washroom and utility rooms as required by code.

Roof

•	New roof openings for RTU and exhaust fans as required. Work with base building roofing company to ensure warranty is not voided.

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HVAC

•	Main floor - Supply and install (2) 3 Ton RTU c/w hail guards, economizer, flat roof curb, ducting and thermostat.
•	Second floor - Supply and install (2) 3 Ton RTU c/w hail guards, economizer, flat roof curb, ducting and thermostat.
•	Supply and install (3) 140 CFM washroom exhaust fans for large washrooms, (1) 100 CFM washroom exhaust fan for shower area and (1) 70 CFM washroom exhaust fan for small BF washroom.
•	Supply and install (2) 2KW electric heaters for supplemental stair heat.
•	Supply and install (2) 500 CFM transfer fan for Mechanical and Electrical room (location to be determined)
•	Supply and install (1) 1,500 CFM HRV in ceiling of space and ductwork distribution.
•	Specific MUA and exhaust fans for warehouse/production floor are not included in this scope (these will be by tenant and are based on equipment specific requirements during design)

MECHANICAL

•	Gas fired radiant tube heaters to the warehouse (existing base building - modified as required)
•	Gas fired unit heaters at OH Doors (existing base building - modified as required)
•	Circulation fans (existing base building)
•	Electric force flow heaters in Mechanical and Electrical Rooms.
•	Gas lines as required (based on 2-psi gas pressure). Gas is priced with a single common main.

Plumbing

Office - Main Floor

•	Supply and installation of the following:
•	(1) - Dual compartment kitchen sink c/w faucet for lunchroom
•	(3) - ADA compliant drop in LAV c/w faucet.
•	(3) - ADA compliant water closet.
•	(2) - Standard fiberglass shower units c/w taps
•	(2) - Wall mount urinal c/w flush valve.
•	(8) - Floor drains (3) in washrooms, (1) in mechanical room and (4) in lab area
•	(1) - 40 Gal. gas hot water heater
•	(1)-Mop sink
•	(1) - Supply drain, waste, and vent piping for the above noted fixtures. Connection to existing services inside the building

Office - Second Floor

•	(4) - ADA compliant drop in LAV c/w faucet.
•	(4) - ADA compliant water closet.
•	(2) - Floor drains in washrooms
•	(1) - Supply drain, waste, and vent piping for the above noted fixtures. Connection to existing services inside the building
•	Supply and installation of gas line piping for 4 exterior Rooftop Units and 1 HRV

Fire Protection

•	Main and second floor offices sprinklers designed per NFPA requirements.

Controls

•	Stand-alone control components as required.

Electrical

•	Servicing & Distribution and Power
•	Modify existing panel feeder and distribution layout in the main electrical room to provide an individual 600V-600A metered electrical service.
•	1-42 circuit 120/208-volt distribution panel on the second floor
•	Receptacles for general use as per the following:
•	1 fourplex and 1 duplex in each office
•	7 - in the lunchroom
•	3 at reception desk

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•	1 receptacle for each cubicle
•	20-amp receptacles at copier locations
•	Convenience receptacles to meet code.
•	1 floor box in the main boardroom room
•	4 duplex and 1 fourplex in the warehouse area. Location to be determined prior to rough in
•	Power and connections for all mechanical equipment noted.

Lighting

•	Recessed LED flat panel lighting in all office and common areas.
•	Pot lights in the meeting rooms, suspended architectural fixture in the main meeting room.
•	Pot lights in the main floor washrooms.
•	Surface mount fixtures in service areas and stairwell.
•	All fixtures are controlled by line voltage switching. Dimmers for all offices and common areas, occupancy sensors in washrooms and service rooms.
•	Relocate 6 existing warehouse highbay fixtures to accommodate space requirements.
•	4 - strip lights in the warehouse with individual line voltage switch for task lighting. Locations to be determined prior to rough in.

Communication

•	New 2” conduit with backbone cabling from the building demark to the tenant electrical room.
•	Certified Cat 6 structured cabling system

Life & Safety

•	Fire alarm system to code c/w fire alarm verification
•	Emergency and exit lighting as per code.

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SCHEDULE“E”

ABOVEGROUND STORAGE TANKS

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